Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

DRE - Q1 2009 Duke Realty Corporation Earnings Conference Call

Event Date/Time: Apr 30, 2009 / 07:00PM GMT

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CORPORATE PARTICIPANTS

Shona Bedwell

Duke Realty Corp — Manager, IR

Denny Oklak

Duke Realty — CEO

Christie Kelly

Duke Realty — CFO

Bob Chapman

Duke Realty — COO

CONFERENCE CALL PARTICIPANTS

Sloan Bohlen

Goldman Sachs — Analyst

Dave Rodgers

RBC Capital — Analyst

Michael Knott

Green Street Advisors — Analyst

Michael Bilerman

Citigroup — Analyst

Dave Kabushan

RW Barry — Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Duke Realty quarterly earnings conference call. (OPERATOR INSTRUCTIONS). I would now like to turn the conference over to our host, Shona Bedwell. Please go ahead.

Shona Bedwell - Duke Realty Corp — Manager, IR

Thank you, Marion. Good afternoon everyone, and welcome to our quarterly conference call. Joining me today is Denny Oklak, Chairman and Chief Executive Officer, Christie Kelly, Executive Vice President and Chief Financial Officer, Bob Chapman, Chief Operation Officer, Howard Feinsand, Executive Vice President and General Counsel, Mark Denien, Corporate Controller, and Randy Henry, Assistance Vice President of Investor Relations.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that can cause actual results to differ materially from expectations. Some of those risk factors include our continued qualifications as a REIT, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of the debt and equity capital markets and also other risks inherent in the real estate business. For more information about those risk factors, we would refer you to the 10-K that we have on file with the SEC dated February 25, 2009. And now, for our prepared statement, I will turn it over to Denny Oklak.

Denny Oklak - Duke Realty — CEO

Thank you, Shona. Good afternoon, everyone. Today we will cover four topics before we take your questions. First I am going to provide an overview of our first quarter performance and the steps we’re taking to improve liquidity and repaid debt maturities during the next four years. Next, I will introduce Christie Kelly who joined us March 1st as Executive Vice President and CFO. Christie will provide further detail on these recent transactions, including our offering of more than $550 million in common equity. Then, Bob Chapman, our COO, will cover significant transactions during the first quarter and describe the leasing market going forward. Finally I will summarize our view of market conditions and our outlook performance outlook for the rest of 2009. As you know we continue to operate in a very challenging economic environment. We haven’t seen any signs of recoveries around the quarter nor do we believe that when the economy begins to recover there will be a significant bounce back.

In spite of these on going challenges, Duke’s first quarter performance met expectation, FFO per share for the quarter before debt gains was $0.50 per share compared with $0.57 in the first quarter of 2008. This decrease in FFO as a result of lower land and property gains, but core operations are remaining steady. Liquidity and leasing remain the company’s top priorities. We will cover liquidity in a moment. As far as leasing activity in general is concerned, leasing activity is down substantially in all of our markets and product types because of the overall economic climate as you might expect. In both the office and industrial sectors, new leases signed were down about 30% during the first quarter compared with full year average and 2008 and the first quarter of 2008. However, new leases grew steadily during each month of the quarter in over half of the new leasing activity for the quarter occurred in March. Bob will go into further detail on this later in the call. I’m also very pleased to announce today that last week we closed on the formation of a joint venture to develop a 460,000 square foot $154 million state of the art cancer center for Baylor University Medical Center in downturn Dallas. Northwestern Mutual Life Insurance Company will be our joint venture partners in this significant project. for Baylor. Northwester will own 84% of the joint venture, and we will own the remaining 16%. The project will be funded entirely with equity during the three year development cycle. MetCo construction, a Dallas-based company specializing in health care construction will act as general contractor. We will receive significant development fees during construction and will manage the facility after it is completed. This represents the fourth development project we have started for Baylor in the last 18 months. This project is an example of our commitment to health care as an essential element of our business strategy.

On the fourth quarter call I expressed to you our commitment to conserve capital. I am pleased to report that we made significant progress on this front during the past 90 days. Since December 31st of 2008 we have raised more than $770 million in cash including the proceeds of the common stock offering that closed last week. We are working on additional secure debt transaction and property sales that will bring this number to more than $1 billion in cash by the end of the third quarter. If you will refer to page 28 of our supplemental you will see we have proactively addressed our debt maturities through 2012 when you take into account the proceeds of stock offering in the anticipated secure debt financing and property dispositions.

Now I’d like to introduce Christie Kelly. Christie joined us on March 1st with 25 years of experience at GE and GE Real Estate ranging from financial planning and strategic development to senior leadership rolls, merger and acquisitions and information technology. Christie also spent some time on Wall Street. Christie hit the ground running at Duke, moving right into our recent equity offering. She’s going to cover the details of the recent capital transaction along with some of the changes to the supplemental report that we’d like to call to your attention. Christie, welcome to Duke.

Christie Kelly - Duke Realty — CFO

Thanks so much, Denny, it’s great to be here. And for all on the line, I look forward to meeting you all in person during the next several months. As Denny mentioned I would like to give you an overview of the company’s recent financing transactions. All of you know that despite the constrained capital market, the window opened during the past 30 days for REIT another strong public company to issue common equity. Duke took advantage of this opportunity and issued 75.2 million shares of common stock on April 21st at a price per share of $7.65. The number of shares issued Includes an over allotment option of 9.8 million shares. The offering raised $552 million in net proceeds for the company, a significant event in itself. We used the proceeds to pay down our unsecured line of credit which increased availability on the line to $1.2 billion from $625 million at March 31st. Almost as significant .were three other characteristics of the offering, first our existing shareholder spot over 75% of the new shares a powerful show of support for the company. Second, the offering enabled us to get in front of some new institutional investors and broaden our base of ownership. And, third, our offering was five times over subscribed.

In addition, we obtained $156 million in ten-year secured debt financing during the first quarter and have executed a term sheet for an additional $280 million and seven year secured financing. This would bring total funds raised during 2009 to more than $1 billion. We are negotiating for additional secured debt financing of approximately $200 million with $5.7 billion of in-service unencumbered assets in our portfolio, we have plenty of collateral to meet our secured financing objectives in this regard. The first quarter was successful quarter for dispositions. We completed $62 million of active sales including two office buildings in St. Louis aggregating 380,000 square feet. These two properties together with 14 acres of land were sold for gross proceeds of $61 million to Scott Trade at a capitalization rate of 7.42%.

We are also finalizing a deal with our partner, CB Richard Ellis Realty Trust to acquire three additional properties for our joint venture with them. Each property is a build to suit project for a single tenant. One building is a bulk warehouse, the other two are suburban office properties, closing is scheduled to occur in May 2009 and is anticipated to provide the company gross proceeds of $33 million. We are in various stages of discussion regarding additional properties we have targeted for sale. Debt repurchases for further asset sales are expected to make up the balance of the liquidity producing activities and as of March 31st we had repurchased $208 million of outstanding unsecured debt at a discount to par of 20%. Overall we are very pleased with the progress in improving our liquidity during the first quarter.

Finally, I wanted to point out a few changes to the supplemental report. First we are no longer distinguishing between held for rental and built for sale properties. This change reflects our desire to better communicate our view that a property is a property, and we decide whether to hold or sell in order to maximize our investment in that property period. We believe this change provides more clarity to our portfolio report specifically on page 17 of the supplemental package now includes all assets in our portfolio. With the exception of five projects that were started in 2008 or earlier and joint ventures formed for the specific purpose of developing assets for sale. Number two, there is a new FFO statement on page 13 that replaces the FFO components page and allows for easier reconciliation to the income statement. Third, we have added a new page titled supplemental and align information, that contains supplemental NOI for the quarter by product time adjusted for noncash and other items. This schedule is on page 18 of the supplemental. Fourth, we have added the years 2011 and 2012 to our liquidity analysis on page 28. And fifth, the development pipeline is now summarized on a single page with all pertinent information still included. This is located on Page 32 of the supplemental and now I’d like to turn it over to Bob Chapman for an update on first quarter

Bob Chapman - Duke Realty — COO

Thanks, Christie. It is great to have you here. We had some significant leasing activity during the first quarter although the difficult economic environment is clearly affecting results. Total leasing activity for the quarter was 4.7 million square feet compared with 6.9 million square feet during the same period a year ago, and 6.7 million square feet in the fourth quarter of last year. 2008 was a very strong leasing year for us; however, we obviously don’t expect a return to those levels for a while. Leasing activity moved up each month during the quarter, 800,000 feet in January, 1.8 million square feet in February, and 2 million square feet in March. Half of the 2.4 million square feet in new leases we signed went on the books in March. Same-store NOI for the period inched downward just slightly by 44 basis point compared with the same period last year. Same-store NOI was up 2.53% when compared the 12 months period, ended March 31, 2009 and 2008.

Overall in service occupancy at the end of the quarter was 87.8%, a decrease of 166 basis points from the previous quarter but only 27 points short of the first quarter plan. Occupancy of stabilize in service properties was 89.7% at quarter end compared with 92.4% at year-end 2008. Combination of lease terminations, and the addition of five recently developed properties aggregating 2.5 million square feet that were 49.2% occupied at the quarter end contributed to the decrease. Overall, we are seeing the economic environment put pressure on our tenants. Having said that, tenant retention is holding up. 68% in the first quarter compared with 67% for the fourth quarter of 2008. At 2 million square feet renewals in the first quarter were in line with the average over the last five years. I would also point out that over 1/3 of our expirations for the year occurred during the first quarter.

As you know, we virtually halted new development until the economy improves with the exception of Baylor Cancer Center Denny mentioned and a medical facility in Austin Texas with project costs of $21.6 million. We are continuing to manage pipeline risks aggressively. At quarter end, the wholly owned development pipeline consisted of only 17 properties, comprising 1.9 million square feet, there were 83% preleased with an anticipated yield of 8.5%. Ten of these projects are health care projects. We also have five joint venture properties under development where we have an interest of 50%. The estimated project cost for these properties is $373 million with $158 million yet to be incurred and anticipated yield of 7.5%. These projects are 12% leased and all have construction financing in place.

We signed several significant deals during the quarter including five industrial leases aggregating more than 1.3 million square feet in Cincinnati, Chicago, Columbus and Indianapolis, 180,000 square foot lease that covered an entire spec building in Dallas, which we executed the first week in January and reported during the last call and we leased more than 30,000 feet of medical office space in various markets, in Indianapolis, Dallas and Atlanta. Finally, the base reassignment and closure commissioner BRAC Project for the US Army Corps of Engineers in suburban Washington, DC,. is proceeding on schedule. We formally broke ground in March on this $900 million project. Construction management fees and other income from this project will begin to pick up during the second quarter and throughout the rest of the production cycle until the building is complete in September, 2011. With that I will turn it back over to Denny.

Denny Oklak - Duke Realty — CEO

Thanks, Bob. To close I would like to provide an outlook for the rest of 2009. As we have mentioned, business was slow in the first quarter. As we visit with our sales force throughout the country, we are starting to hear that activity may be picking up somewhat. However, we know it will be some time before we return to levels we are used to seeing. Until then we are continuing to execute on the plan, I have reviewed with you for several quarters. Bill Capital and lease existing properties. With this background we are reaffirming our guidance today of between $1.42 and $1.64 of FFO per share as adjusted for the effect of the April offering which was prior to the offering $1.85 per share to $2.15 per share.

I would also like to just point out a couple of the assumptions that we announced on the fourth quarter call. We are assuming no gains from sale of build for sale property compared with $40.6 million or $0.26 per share in 2008. We are only assuming minor land sales gains, we have increased interest expense attributable to unstabilized developed properties that have recently been placed in service, and we are assuming slightly declining occupancy levels in same-store growth in 2009 compared with 2008. Also guidance does not include the income recognized on any of the debt repurchases nor does it include the effect of any future impairment charges we might incur. We remain focused on preserving our strong balance sheet, increased liquidity we have built during the past 90 days and are confident he steps we are taking will allow us to emerge stronger and better positioned than ever when the economy improves. And with that we’ll open it up for questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS). And our first question comes from the line of Sloan Bohlen from Goldman Sachs. Please go ahead.

Sloan Bohlen - Goldman Sachs — Analyst

Thank you. Good afternoon. A quick question for Denny and Christine as well. We have heard from a couple of your peers that is the pool for life insurance this year or new originations may dry up a little bit sooner than in previous years. I wonder if you can comment on that given that you’re currently in negotiations on $200 million what that changes your expectations for the rest of the year.

Christie Kelly - Duke Realty — CFO

Hi Sloan, it is Christie, and first let me say we signed a term sheet with one life co for $280 million we are expecting that we will have our commitment executed on that some time during mid May. Diligence and visits to the property have been completed. So right you no we are just working on the remaining particulars, if you will, leading up to that commitment. For the remainder of the $200 million, we are close to executing on about 125 of that. We should be close to a term sheet here in the next week or so, and the remaining portion of the portfolio we’ve had reverse inquiries on, and are working with E sales to market that and have had a lot of interest. So we —

Sloan Bohlen - Goldman Sachs — Analyst

Okay.

Christie Kelly - Duke Realty — CFO

We view that by the summer, we are going to be all tied up. And we’re well on our way.

Denny Oklak - Duke Realty — CEO

Sloane, I would just add to what Christie said based on what she said we are not really seeing a lot of dry up in the market for us so far. We have been able to do or have commitments for what we really had planned to do for this year.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. And then with regard to asset sales strategy going forward, what are you guys seeing in terms of what you have on the market right now, can you give us a characterization of the bidders that are showing up? I guess kind of the range in which you are seeing cap rates if you are willing to share that?

Bob Chapman - Duke Realty — COO

Well, Sloane this is Bob. We don’t have that much on the market as we sit here today. We have a capital plan be we are going to be out there executing. But those that we do have on the market we are seeing cap rates in the 8 to 10% range with, I would say descent activity, more on the industrial side than on the office.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. And then lastly, Bob, if you can just comment on the leasing that you saw in the quarter. You said 30% declines versus last year. Can you comment maybe a little bit about how much of that has just been seasonal thus far? And where are you seeing, whether it be in office or industrial more of the weakness?

Bob Chapman - Duke Realty — COO

Well, yes, I don’t see it as seasonal. It’s — it’s fallen off the cliff right here after the Christmas season and it has been, pretty steadily slow since then across the Board both office and industrial, and across the country. We will see some pick up in some bigger leases and then we will see some pick up on the smaller leases. There is some, still some activity, but I wish I could report it was robust and strong, but it’s — it’s slow.

Denny Oklak - Duke Realty — CEO

Yes, I think the encouraging sign was that I am glad we weren’t talking to you in January and February because it was, we felt it was really slow then. But we did see good, much better activity, not good. I would say but much better activity in March, and as I mentioned I think that there is a little bit of a sense of optimism from some of our folks in the field but again second quarter a little slow.

Bob Chapman - Duke Realty — COO

The biggest — and I mentioned this about renewals we have been very, very active since the middle of last year on renewals and we are seeing some of the benefits of that and getting out there early and talking to tenants and with 2 million square feet leased during the quarter on renewals, that speaks well to that. We still have 7% to go this year.

Denny Oklak - Duke Realty — CEO

The other fact I’ll just reiterate here is that over about 1/3 of our overall lease expirations for 2009 occurred in the first quarter. So our lease expirations for the rest of the year if you look at the wholly owned properties is only 5% of that portfolio.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. Great. That’s helpful.

Operator

Thank you. Our next question comes from the line of Dave Rodgers RBC capital. Please go ahead.

Dave Rodgers - RBC Capital — Analyst

Hey, Bob, Denny, just to pin you down a little more given that March trends were better than the first two months of the quarter and you said people are optimistic but can you put a little more color around April to date?

Denny Oklak - Duke Realty — CEO

April to date, I would say is just sort of a steady month, we have signed some. What I would say is we have got some big ones that we are working on to fill some bigger vacant spaces which is a more positive sign than we’ve had in the last few months, but December was our highest leasing month for 2008, and then it just really slowed down but now we have seen some of those bigger deals come back into the market. On the distribution side in particular.

Bob Chapman - Duke Realty — COO

Yes, I would just add to that, to Sloane’s comment about the seasonality. We are seeing a little of that because really nothing happens in the summer. So, to the extent anything is going to get done here in the next three or four months it’s going to occur in April, May and a little bit in June.

Operator

Our next question comes from Michael Knott with Green Street Advisors. Please go ahead.

Michael Knott - Green Street Advisors — Analyst

Hey guys, I was a little late to the call so I may have missed this, but the 8% releasing spread on office struck me as higher than I would have guessed. Was there anything in particular driving that?

Denny Oklak - Duke Realty — CEO

No, I don’t think there was anything specific, no one big lease in there, Michael. We’ll double check that, and you can follow up with Randy on that too, but I don’t think it was anything specific.

Operator

Thank you. Our next question comes from the line of Michael Bilerman with Citi. Please go ahead.

Michael Bilerman - Citigroup — Analyst

CITI, Citi ( laughter). Can you talk about when you have this liquidity page and I apologize I jumped on late as well. Where you late out your sources and uses and on the sources, you talk about 1.1 billion of potential dispositions and joint venture contributions. Can you talk a little bit about — I know you are further along in some of the asset sales but how when you look at the mix of your portfolio, where you are sort of if you look at the, if you have to isolate that $1 billion today, right. What would you be selling is it your office, is it distribution, is it potentially siphoning off the health care? Where — or is it markets you are trying to get out of? If you have to build back up to that, where would it be?

Denny Oklak - Duke Realty — CEO

Sure. I will start and Bob can chime in. Those projects are pretty much projects we have identified and we have a schedule and know where they are. A significant piece of that is what we would have previously referred to in our build for sale portfolio. As you recall, there was a number of properties there that we did always intend to sell and that’s probably 60% of that, or 70% of that.

Others, again that we have targeted are some again with our long-term strategy and our portfolio, are some Midwest office assets — the one thing I would point out, Michael is we are not looking to sale any big portfolios in that. That total is about 60 or 70 properties. I think the average size of the dispositions we’re anticipating is in the 20 to $25 million range. So it is going to be a lot of blocking and tackling and one offs. Obviously we have, the sale that we did in St. Louis was a user sale, bought two buildings. The CVRT is going to buy three more buildings, and then again we have got offers on a number of projects that are out there today, probably today we have got offers on 105 million. And we are negotiating a price or a letter of intent on another $130 million. So we are reasonably confident.

Bob Chapman - Duke Realty — COO

Yes, I would just echo what Denny said about the size of the — of the properties, and there is to the extent there is debt financing out there, it is at the local level. It is the local cities, from local banks. And smaller sizes, and we are seeing interest and actually being contacted by people wanting to buy the 20 to 25 to $30 million properties because they can get, now they can’t get 80% financing but they can get 50 or 55% financing on those properties.

Operator

Thank you. Our next question comes from the line of Michael Knott with Green Street Advisors. Please go ahead.

Michael Knott - Green Street Advisors — Analyst

I was also going to ask about your perception of the risk embedded in the assumption shown on the liquidity analysis in terms of the sales, just any thoughts you have there about if those don’t come through, as highly as you might have hoped, would you think about going back to the equity market or do you feel pretty confident you can achieve that $1.1 billion of sales or JV contributions over the next few years?

Denny Oklak - Duke Realty — CEO

Well, I will tell you personally we do feel pretty confident about that. You look back historically, Michael and we have a great track record on dispositions and capital recycling. We did over $500 million in 2008. So, we do feel pretty comfortable with this number, as I said we have identified those. The other couple of things that I would point on schedule, as Christie mentioned in her remarks, we have plenty of unsecured assets today and we — we believe there’s still going to be access to the secure debt market. And we can also generate additional proceeds there, and then the other thing I would point out is when you look at this schedule, you can see that we have got very low balances or no balance on our line of credit now projected all the way out through 2012 when we look at this. So we are very comfortable with all of options we have between now and then.

Operator

Thank you. Our next question comes from Michael Bilerman with Citi. Please go ahead.

Michael Bilerman - Citigroup — Analyst

We will just have Michael and Michael. (laughter) I just want to go back to this $1.1 billion because I know you have identified all that, and I know you decided to collapse your build for sale and held for rental pool I know you are treating everything as one and marginally out of the merchant built game, but just give a sense of how much assets are sort of sitting on balance sheet that were intended for sale previously and when you look at this pipeline for sale, or the development pipeline now identified just as pure development, how much of that is part of this $1.1 billion? I am just trying to get a better sense of trying to break it down versus future — versus what is already sitting on your books, and them how much is actively being marketed today.

Denny Oklak - Duke Realty — CEO

Sure, Michael. I would tell you that all of these identified properties are properties on our books today. We are not assuming a sale of something we develop later. So these are all identified properties. As I mentioned, that today on our balance sheet, we are in the range of probably 600 to $750 million, something like that of what were originally projects destined for sale. And those are pretty much all included in that number. So, going back to your question, I think is 60 to 70% of that or so is in those properties, they’re as you know, our strategy on those were single — multi single tenant buildings, well leased, long-term leases, high credit tenants. So we will sell those.

There’s a couple of joint venture properties that are in there for example in our retail joint venture, which we are estimating we are not going to sell any time soon but between now and 2012 we think we will, we will be able to sell those. When you look — just one other thing, Michael when you look at the 2009 number, there’s — we are probably either have offers on those, or discussions with letters of intent on I would say 70% of that today, and then the other 30% is really we are just starting marketing.

Michael Bilerman - Citigroup — Analyst

And then so nothing on the — when we look at page 32, which is the development, the projects under construction, so the 370 that is fully owned and the 370 that is JV of which your share is about 50%. None of those are included in the future sales numbers.

Denny Oklak - Duke Realty — CEO

I take that back. Those JV properties would be in that number that we ultimately assessed dispose of those at some point in time as we said on the — in the prepared remarks that there’s only five projects in there that were put in joint ventures and we and our partner intended to sale those originally.

Operator

And next we have a question from the line of Dave [Kabushan from RW Barry ] Please go ahead.

Dave Kabushan - RW Barry — Analyst

Thank you. Two questions before I get tossed. The first is on the industrial side, it looks like the industrial product in general across a number of weeks has been pretty weak this quarter. Care to comment about whether or not that activity surprise surprised you on the down side and b) whether or not you think the industrial leasing will come back assuming that the economy starts to grow again? The second question would be —, if you are assuming that you are carrying a zero line balance through 2009 and 10, should we expect that you renegotiate the line

Bob Chapman - Duke Realty — COO

Do that first? Go ahead.

Christie Kelly - Duke Realty — CFO

Sure. I will talk about the, your last point first if you don’t mind. On the line balance, we are currently talking with all of the banks in the line, and have a preliminary proposal from one and are working on a second proposal with another bank. And specific to that, based on our preliminary discussions view that our line will be in the 7 to $800 million range and we will work to have that completed by Thanksgiving.

Bob Chapman - Duke Realty — COO

Yes. And on the industrial product — we do believe it will come back sooner rather than later. But it is still fairly — as I mentioned earlier, weak. Really across all markets. Small buildings, big buildings, there’s really no differentiation between any of the product sizes or markets. We will see that, in our mind, coming back hopefully some time in — later this year.

Denny Oklak - Duke Realty — CEO

Again if we look at our numbers the reason our industrial occupancy went down in the first quarter was that is where most of our lease expirations were in some bigger leases. And just as far as our anticipation, I think was part of your question, David. That we will, as Bob said in his remarks we were within 27 basis points of occupancy at the end of March where we thought. So it really — we were pretty much on target and our folks knew exactly what was going to happen with those leases. And as I said I think that there’s just some optimism and we are actually in pretty serious discussions on some bigger industrial leases today which is encouraging.

Dave Kabushan - RW Barry — Analyst

Thank you.

Operator

Our next question comes from the line of Michael Knott with Green Street Advisors. Please go ahead.

Michael Knott - Green Street Advisors — Analyst

I also have a question on the bulk side. I apologize if you touched on this, but it looked like the pace of bankruptcies among your bulk tenants accelerated quite a bit from the full year ‘08 and it seems like the GAAP versus the office portfolio widened considerably. Can you just talk about trends you are seeing in that particular part of your business.

Denny Oklak - Duke Realty — CEO

That was really made up primarily of two tenants, we had a tenant in St. Louis that had left about 200,000, 250,000 square feet, the other one was if Columbus; right, Bob? So that was the bulk of those, of those (inaudible) there. And that’s what we are seeing in today’s world. There are some issues out there.

MIchael Knott - Green Street Advisors — Analyst

Do you expect that to come back down a little bit?

Denny Oklak - Duke Realty — CEO

I wish I knew, Michael. Things are a little tough out there. We do hope we stabilize. I think we are — I wouldn’t say we’re terribly optimistic but we have really spent a lot of time looking at all of our tenants we think we have issues in. We think that will come out the next couple of quarters hopefully better than we did in the first quarter.

Operator

Next question comes from the line of Michael Bilerman with Citi. Go ahead.

Michael Bilerman - Citigroup — Analyst

Yes, I just wanted to come back to just guidance, actually before guidance I just want to clarify the — there was nothing in the health for rentals — the wholly owned developed pipeline that would be for sale in those numbers.

Denny Oklak - Duke Realty — CEO

Yes. That’s correct.

Michael Bilerman - Citigroup — Analyst

Okay. Just in terms of guidance, I know you’ver reiterated. Has there been any change in terms of some of the more — had traditionally been more volatile line items. I take it last quarter you wiped out most of them to zero and that was effectively was most of the first quarter. But I’m curious if there has been any change to that.

Bob Chapman - Duke Realty — COO

No, there really hasn’t been any change. The volatility this year is on the rental income side based on what happened on the bankruptcy side or on the leasing side. That’s probably more volatile than usual this year.

Operator

And again we have a question from Michael Knott with Green Street Advisors. Please go ahead.

Michael Knott - Green Street Advisors — Analyst

Hey, guys also wanted to ask about the development delivery schedule on page 33. In ‘07 and ‘08 there’s about 1.8 billion of developments that are about 70% leased. What are the prospects for paying those leased up in a relatively short period of time and also can you remind us whether the yields that are shown there are updated for current market conditions or whether those are what you underwrote initially.

Denny Oklak - Duke Realty — CEO

Yes, I will make a couple of comments, and Bob can chime in. First of all, yes those yields are updated. We do update those on a regular basis. Second, a lot of the vacancy in those two years are concentrated in a small number of properties and most of the industrial properties with bigger vacancies so I think a lot of that is you hit the lease —, when you have got a 4 or 500,000 square foot building out there, you hit that lease, that is going to take it all or you get half of it. But I do think prospects are good. We have made good progress on this portfolio, and I think my sense is we will see pretty good progress on this throughout the rest of the year.

Bob Chapman - Duke Realty — COO

The bad news is Michael it is only 70% lease. The good news this is the new shiny great locations and to the extent that projects are seeing activity, these are the projects that are seeing it. Dallas is a great example of that where we have two or three projects that are both buildings in Dallas and we have great activity on those buildings. It’s just getting the people to sign the deals, and they start at 200,000 feet and then thy say they need 350, and then they come back and they need 175, and —

Denny Oklak - Duke Realty — CEO

Eventually they take something.

Bob Chapman - Duke Realty — COO

Yes, eventually they take something. We are bullish about this portfolio leasing up.

Operator

Next we have Michael Bilerman of Citi. Please go ahead.

Michael Bilerman - Citigroup — Analyst

I wanted to ask a question on the new page on your supplemental on the NOI break down which is extraordinarily helpful on Page 18. When we’re looking at the unstabilized in-service NOI, does that relate to exactly the 5.2 million square feet that is on the prior page or does it have some tie to page 33 that Michael Knott was referring to in terms of the 1.5 billion of assets. Then, I don’t know if you do have the book basis of those assets, that are in that pool.

Denny Oklak - Duke Realty — CEO

It doesn’t report represent those projects under development. It is just the 5.2 you mentioned, I think previously. Right, Randy? So it is just the 5.2 million. So it doesn’t include any of those other developments. The project costs for those are in the 50 to $60 million range.

Michael Bilerman - Citigroup — Analyst

Of total book basis for

Denny Oklak - Duke Realty — CEO

Yes.

Michael Bilerman - Citigroup — Analyst

that pool, and effectively if I am thinking about this the right way, the when looking at page 33, these assets, the 2008 deliveries have gone into service, and so if there is a good part of those over 90% and a good portion significantly below.

Denny Oklak - Duke Realty — CEO

Yes. I mean that’s an average. Some above, some below.

Michael Bilerman - Citigroup — Analyst

All of this is in service pool; right? Either unstabilized or stabilized.

Denny Oklak - Duke Realty — CEO

Correct. That is correct. Nothing underdevelopment.

Michael Bilerman - Citigroup — Analyst

Right. So this is about 13, 19 million square feet, 5 million of which is under 90% and the rest is above?

Denny Oklak - Duke Realty — CEO

Yes. Again there’s a lot of different assets included in there. So yes on average, I think that’s right.

Michael Bilerman - Citigroup — Analyst

Okay. Thank you.

Denny Oklak - Duke Realty — CEO

Yes

Michael Bilerman - Citigroup — Analyst

I’m done.

Operator

(Operator Instructions).

Shona Bedwell - Duke Realty Corp — Manager, IR

Okay. If there’s no further questions we would like to thank you for joining our call today. Our second quarter conference call is tentatively scheduled for May 28th at 3:00 p.m. eastern.

Bob Chapman - Duke Realty — COO

July 28th.

Shona Bedwell - Duke Realty Corp — Manager, IR

Or sorry, July 28th. Thanks.

Denny Oklak - Duke Realty — CEO

Thank you.

Operator

Thank you, ladies and gentlemen. That does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference service. You may now disconnect.

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